Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-139544 and 333-52230) pertaining to the PACCAR Inc Savings Investment Plan of our report dated June 27, 2007, with respect to the financial statements and schedules of the PACCAR Inc Savings Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

Seattle, Washington
June 27, 2007	/s/ ERNST & YOUNG LLP